Amended and Restated
Expense Reimbursement, Fee Waiver and Recovery Agreement

This Amended and Restated Expense Reimbursement, Fee Waiver and Recovery Agreement (this “Agreement”) is entered into between Destra Investment Trust, a Massachusetts business trust (the “Trust”), and Destra Capital Advisors LLC, a Delaware limited liability company (“Destra Advisors”), as of February 1, 2012.

Recitals:

           A.The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various open-end funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be amended from time to time.  Each Fund constitutes a separate open-end fund with its own investment objectives and policies.

           B.Destra Advisors is the investment adviser to the Funds and is paid an annual management fee by the Funds.

           C.Destra Advisors has voluntarily agreed to waive management fees and reimburse certain expenses to prevent a Fund’s Expense Ratio from exceeding a particular Expense Cap (as such terms are hereinafter defined) for a term provided herein; provided, however, Destra Advisors has reserved the right to seek restitution of any fees waived and expenses reimbursed within a rolling three year period from the date the fee or expense was incurred to the extent that such restitution would not cause a Fund to exceed the current expense limitations.

           D.Destra Advisors and the Trust desire to more fully describe and document the above-described fee waivers, expense reimbursements and recovery all in accordance with the terms and provisions hereinafter set forth.

Now, Therefore, in consideration of the foregoing facts and other good and valuable consideration, the parties hereto hereby agree as follows:

            Section 1. Definitions.  The following terms shall have the following definitions in this Agreement:

“Expense Ratio” is defined as a Fund’s annual investment management fees and expenses (excluding taxes, interest, all brokerage commissions, other normal charges incident to the purchase and sale of portfolio securities, distribution and service fees payable pursuant to a Rule 12b-1 plan, if any, and extraordinary expenses) as a percentage of such Fund’s daily net asset value.

“Expense Cap” shall be equal to an Expense Ratio for the Funds as set forth on Exhibit A.

           Section 2. Waiver of Fees and Reimbursement of Expenses.  On a Fund by Fund basis, Destra Advisors will waive investment management fees payable to it by a Fund and/or reimburse a Fund for other expenses borne by such Fund up to such Fund’s respective Expense Cap set forth in Exhibit A for the term set forth in Exhibit A (the “Expense Cap Term”), subject to Destra Advisors’ right to recover such fees and expenses set forth in Section 3.  Exhibit A may be amended from time to time.  The aggregate amount of investment management fees waived and expenses reimbursed for a Fund from time to time under this Agreement for a particular Fund shall collectively be referred to as the “Reimbursed Amount.”  The Reimbursed Amount shall be accrued on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis.

           Section 3. Recovery.  To the extent that the Expense Ratio of a particular Fund is less than such Fund’s applicable Expense Cap, Destra Advisors may recover a portion of the Reimbursed Amount for such Fund equal to the amount of the Expense Cap less the actual Expense Ratio for such Fund (the “Recovered Amount”) for up to three (3) years from the date the fee or expense was incurred during the Expense Cap Term (the “Recovery Period”).  The Recovered Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis.  Under no circumstances, however, will Destra Advisors be eligible to recover any of the Reimbursed Amount if such recovery would cause the Expense Ratio for a particular Fund to exceed such Fund’s Expense Cap for the most recent fiscal year period for which the Expense Cap was in place.  Nothwithstanding anything to the contrary herein, the terms and obligations set forth in this Section 3 shall survive any termination of this Agreement as contemplated in Section 5.

           Section 4. Destra Advisors’ fund accounting department and/or the Fund’s Administrator shall develop and maintain appropriate internal accounting policies and procedures to monitor and calculate the Reimbursed Amount and the Recovered Amount on a monthly basis for each Fund.

           Section 5. Term and Continuation.  This Agreement shall be effective on the date provided on Exhibit A (the “Effective Date”) for each respective Fund.  This Agreement shall continue in effect for each respective Fund until the end of such Fund’s Recovery Period unless the Agreement is continued for additional periods as agreed to by the parties.  This Agreement may be terminated by the Trust on behalf of a Fund at any time and by Destra Advisors after the expiration of the Expense Cap Term of a particular Fund upon sixty (60) days’ written notice to the other party.  Moreover, the Board of Trustees may waive the Expense Cap with respect to any Fund at any time.

           Section 6. Notices.  Any notice shall be sufficient when sent by registered or certified mail to the other party at the address of such party, set forth below such party’s signature on this Agreement.

           Section 7. Entire Agreement; Amendments.  This Agreement supersedes and abrogates all prior understandings, communications and agreements (whether written or oral) between the parties with respect to the subject matter hereof, and this Agreement constitutes the entire agreement between the parties with respect to such subject matter.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.  No assignment by either party shall be of any force except with the prior written consent of the other party.

            Section 8. Governing Law; Miscellaneous.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois (without regard to principles of law), including all matters of construction, validity, and performance; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission.  If any provision of this Agreement shall be held or made invalid by a court’s decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Destra Capital Advisors LLC	Destra Investment Trust

By	/s/ Nicholas Dalmaso	By	/s/ Nicholas Dalmaso

Address:	Destra Capital Advisors LLC 901 Warrenville Road, Suite 15 Lisle, IL 60532 Fax: (630) 241-4203 Attention: ________________	Address:	Destra Investment Trust 901 Warrenville Road, Suite 15 Lisle, IL 60532 Fax: (630) 241-4203 Attention: ________________

Amended Exhibit A
(Effective as of February 1, 2012)

Name of Fund	Expense Cap for Class A Shares (% of average net assets)	Expense Cap for Class C Shares (% of average net assets)	Expense Cap for Class P Shares (% of average net assets)	Expense Cap for Class I Shares (% of average net assets)	Effective Date	Expense Cap Term
Destra Global L-Series Fund	1.70%	2.45%	1.80%	1.42%	February 1, 2012	until February 1, 2022

Destra International L-Series Fund	1.75%	2.50%	1.85%	1.47%	February 1, 2012	until February 1, 2022

Destra US All Cap L-Series Fund	1.60%	2.35%	1.70%	1.32%	February 1, 2012	until February 1, 2022

Destra High Dividend Strategy Fund	1.60%	2.35%	1.70%	1.32%	February 1, 2012	until February 1, 2022